No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

These securities have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws.  Accordingly, except as permitted by the Underwriting Agreement (as defined below), these securities may not be offered or sold in the United States or to, or for the account or benefit of, a U.S. person (as defined in Regulation S under the U.S. Securities Act).  This short form prospectus does not constitute an offer to sell or a solicitation to buy any of these securities within the United States.  See "Plan of Distribution".

SHORT FORM PROSPECTUS

New Issue	June 23, 2005

NEVSUN RESOURCES LTD.

Cdn $10,000,000

4,000,000 Units

This short form prospectus qualifies the distribution of an aggregate of 4,000,000 units (the “Units”) of Nevsun Resources Ltd. (the “Company” or “Nevsun”) at a price of Cdn $2.50 per Unit (the “Offering Price”) for gross proceeds to the Company of Cdn $10,000,000 (the “Offering”) pursuant to an underwriting agreement (the “Underwriting Agreement”) dated June 23, 2005 entered into between the Company and each of Canaccord Capital Corporation, First Associates Investments Inc., Haywood Securities Inc. and TD Securities Inc. (collectively, the “Underwriters”).  Each Unit consists of one common share in the capital of Nevsun (“Common Share”) and one-half of one transferable share purchase warrant (“Warrant”).  One whole Warrant will entitle the holder thereof to acquire one common share of Nevsun (“Warrant Share”) at a price of Cdn $3.25 per Warrant Share for a period of three years following the closing date of this Offering.  The price per Unit was determined by negotiation between the Company and the Underwriters. The outstanding Common Shares of the Company are listed for trading on the Toronto Stock Exchange (“TSX”) and the American Stock Exchange (“AMEX”). On June 14, 2005, the last trading day before the announcement of the offering, the closing price of the Common Shares on the TSX was Cdn $2.63. The TSX has conditionally approved the listing of the Common Shares and the Warrants.  Listing of the Warrants on the TSX is subject to meeting distribution requirements. The Company has also applied to list the Common Shares on AMEX.  Listing of the Common Shares is subject to the Company fulfilling all of the requirements of the TSX and AMEX on or before the closing date of the Offering. The Shares and the Warrants underlying the Units are hereby qualified under this Prospectus.

Price: Cdn $2.50 per Unit

	Price to the Public(1)	Underwriters’ Fee	Net Proceeds to Nevsun(2)
Per Unit	Cdn $2.50	Cdn $0.15	Cdn $2.35
Total	Cdn $10,000,000	Cdn $600,000	Cdn $9,400,000

1       The Company has granted to the Underwriters an option (the “Overallotment Option”), exercisable in whole or in part at the sole discretion of the Underwriters until 48 hours before the closing of the Offering, enabling them to purchase up to an additional 4,000,000 Units (the “Additional Units”) at the Offering Price per Additional Unit. If the Overallotment Option is exercised in full, the price to the public, the underwriters’ fee and the net proceeds to Nevsun will be Cdn $20,000,000, Cdn $1,200,000 and Cdn $18,800,000 respectively. This short form prospectus also qualifies the grant of the Overallotment Option, the distribution of the Additional Units and the Shares and Warrants underlying the Additional Units. See “Plan of Distribution”.

(ii)

2

After deducting the commission payable to the Underwriters equal to 6.0% of the aggregate proceeds of the Offering (the “Underwriters’ Fee”), but before deducting expenses of the Offering estimated to be Cdn $200,000 which will be paid from the proceeds of the Offering.  Investing in the Units involves risks which potential investors should carefully consider. See “Risk Factors”.

The Units offered hereby, if issued on the date hereof, would not be precluded as investments under certain statutes as set out under “Eligibility for Investment”.

The Underwriters, as principals, conditionally offer the Units for sale, subject to prior sale, if, as and when issued by Nevsun and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution”, and subject to the approval of certain legal matters by Miller Thomson LLP on behalf of Nevsun and by Blake Cassels & Graydon LLP on behalf of the Underwriters.

Subscriptions for Units will be received by the Underwriters subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of the Offering will take place on or about June 29, 2005 or such earlier or later date as may be agreed by Nevsun and the Underwriters. Certificates in definitive form representing the Common Shares and Warrants will be available for delivery on the closing of the Offering.

Subject to applicable laws and in connection with this Offering, the Underwriters may effect transactions that stabilize or maintain the market price of the Common Shares of Nevsun at a level other than that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

(iii)

TABLE OF CONTENTS

Eligibility for Investment

1

Special Note Regarding Forward-Looking Statements

1

Currency & Exchange Rate Information

2

Documents Incorporated by Reference

2

The Company

5

Use Of Proceeds

6

Changes To Consolidated Capitalization

7

Description of Offered Securities

7

Description of Share Capital

9

Dividend Policy

9

Risk Factors

9

Plan of Distribution

12

Canadian Federal Income Tax Considerations

13

Interest of Experts

15

Auditor, Transfer Agent and Registrar

15

Statutory Rights of Withdrawal and Rescission

15

Auditors’ Consent

A-1

Certificate of Nevsun Resources Ltd.

B-1

Certificate of the Underwriters

B-2

ELIGIBILITY FOR INVESTMENT

In the opinion of Miller Thomson LLP, counsel for the Company, and Blake Cassels & Graydon LLP, counsel for the Underwriters, subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statutes referred to below (and, where applicable, regulations and guidelines thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment or lending policies or goals and, in certain cases, the filing of such policies or goals, the Units offered by this short form prospectus, if issued on the date hereof, would not be precluded as investments under the following statutes:

Insurance Companies Act (Canada)
Pension Benefits Standards Act, 1985 (Canada)
Trust and Loan Companies Act (Canada)
Loan and Trust Corporations Act (Ontario)
Pension Benefits Act (Ontario)
Trustee Act (Ontario)
Employment Pension Plans Act (Alberta)
Insurance Act (Alberta)
Loan and Trust Corporations Act (Alberta)
Financial Institutions Act (British Columbia)
Pension Benefits Standards Act (British Columbia)
The Insurance Act (Manitoba)
The Trustee Act (Manitoba)
The Pension Benefits Act (Manitoba)

In the opinion of Miller Thomson LLP, counsel for the Company, and Blake Cassels & Graydon LLP, counsel for the Underwriters (collectively “Counsel”), the Common Shares underlying the Units offered hereby, if issued on the date hereof, would be qualified investments under the Income Tax Act (Canada)  (the “Tax Act”) and the regulations thereunder (the “Regulations”) together with any publicly announced proposals to amend them (the “Tax Proposals”) for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans (collectively, “Investment Plans”).  Pursuant to a Tax Proposal, the Warrants to purchase Warrant Shares will be qualified investments at the particular time for a trust governed by the Investment Plans, provided that the Issuer is at the time, on an on-going basis, dealing at arm’s length with each person who is an annuitant, a beneficiary, an employer or a subscriber under the Investment Plan.  Based in part on a certificate of Nevsun as to factual matters, it is the opinion of Counsel that the Units, if issued on the date hereof, would not constitute foreign property for the purpose of the tax imposed under Part XI of the Tax Act as it reads on the date of this Offering. Under a Tax Proposal introduced in the Federal Budget of February 23, 2005 but not yet enacted, Part XI tax will be abolished for periods after 2004 in any event.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This short form prospectus, and the documents incorporated herein by reference, contain forward-looking statements which reflect management’s expectations regarding Nevsun’s future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as “anticipate”, “believe”, “expect”, “intend” and similar expressions have been used to identify these forward-looking statements. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements involve significant risk, uncertainties and assumptions. A number of factors, including those discussed under the heading “Risk Factors”, could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this short form prospectus, and the documents incorporated herein by reference, are based upon what management believes, or believed at the time, to be reasonable assumptions, Nevsun cannot assure prospective purchasers that actual results will be consistent with these forward-looking statements and neither Nevsun nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Nevsun assumes no obligation to update or revise any such forward-looking statements to reflect new events or circumstances.

CURRENCY & EXCHANGE RATE INFORMATION

The Company reports in United States dollars. Accordingly, unless otherwise indicated, all references to “$” or “dollars” in this short form prospectus refer to United States dollars. References to “Cdn$” in this short form prospectus refer to Canadian dollars.

The noon rate of exchange on June 22, 2005 as reported by the Bank of Canada for the conversion of Canadian dollars was Cdn $1.00 equals $0.8094 United States dollars.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Nevsun at Suite 800 - 1075 West Georgia Street, Vancouver, BC V6E 3C9, telephone: 604.623.4700. The following documents filed with the securities commissions or similar authorities in Canada in the offering jurisdictions are specifically incorporated by reference and form an integral part of this short form prospectus:

(a)

annual information form of Nevsun for the year ended December 31, 2004 dated March 24, 2005;

(b)

audited consolidated financial statements of Nevsun for the years ended December 31, 2004 and 2003 and the auditors’ report thereon, together with management’s discussion and analysis for the year ended December 31, 2004;

(c)

interim unaudited consolidated financial statements of Nevsun for the three months ended March 31, 2005, together with management’s discussion and analysis for the three months ended March 31, 2005;

(d)

management information circular dated March 24, 2005 prepared in connection with Nevsun’s annual and special meeting of shareholders held on April 27, 2005 (excluding the sections entitled “Statement of Corporate Governance Practices”, “Executive Compensation – Report on Executive Compensation” and “Executive Compensation – Performance Graph” which, pursuant to National Instrument 44-101, are not required to be incorporated by reference herein);

(e)

material change report dated January 5, 2005, announcing the receipt of a letter from the Minister of Energy and Mines of Eritrea requesting a consultation meeting at the Company’s earliest convenience;

(f)

material change report dated January 10, 2005, announcing the listing of the Common Shares on the American Stock Exchange commencing January 12, 2005;

(g)

material change report dated January 14, 2005, announcing that during a consultation meeting with the Minister of Energy and Mines held in Asmara, Eritrea, the Company was granted permission to resume work on its exploration portfolio in Eritrea;

(h)

material change report dated January 21, 2005 announcing that the Company re-opened the Bisha exploration camp and had begun the mobilization of drill crews and geological personnel to Eritrea and that a 20,000 meter drill program was planned to commence by the end of January and that staff from Boart Longyear were at site preparing the two Longyear 44 drill rigs for the program;

(i)

material change report dated February 3, 2005 announcing that the Company recommenced drilling at their Bisha property in Eritrea;

(j)

material change report dated March 3, 2005 announcing that the Company had intersected a new massive sulphide mineralization at its Harena Prospect located 9.5 kilometres to the southwest of the Bisha Main Deposit;

(k)

material change report dated March 29, 2005 announcing the initial assay results from the 2005 drilling program on the Bisha Main gold/copper/zinc VMS deposit located in western Eritrea, showing some growth potential to the Bisha Main oxide and supergene resources, allowing open pit mining profile for the Bisha feasibility study to be more fully delineated;

(l)

material change report dated April 1, 2005 announcing the annual results for 2004;

(m)

material change report dated April 5, 2005 announcing the initial assays from the first four diamond drill holes at the new Harena discovery within the Bisha property in Eritrea were positive and indicating that Bisha may host multiple deposits which  may be defined by future exploration;

(n)

material change report dated April 12, 2005 announcing exploration developments at the Okreb property in Eritrea, 10 kilometres east of the Bisha massive sulphide deposit;

(o)

material change report dated April 18, 2005 announcing the results from Hole B-329 drilled on the Bisha Main deposit that intersected massive sulphides an outstanding 8.4% Zn over 128.4 meters;

(p)

material change report dated April 18, 2005 announcing results from the initial 13 diamond drill holes of the 2005 drill campaign at the Bisha property NW Zone volcanogenic massive sulphide deposit;

(q)

material change report dated April 21, 2005 announcing confirmation that the Tabakoto Mine construction program is targeted for a production start during third quarter 2005;

(r)

material change report dated May 13, 2005 announcing first quarter results for 2005;

(s)

material change report dated June 9, 2005 announcing the final drill results of the recently completed Harena drill program in Eritrea as well as the discovery of significant new gravity anomalies adjacent to the newly discovered Harena deposit;

(t)

material change report dated June 15, 2005 announcing the Offering; and

(v)

material change report dated June 20, 2005 announcing assay results from the in-fill drill program at the Bisha Gold/VMS deposit in Eritrea.

Any material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein) filed by Nevsun with various securities commissions or similar authorities in Canada after the date of this short form prospectus and prior to the termination of this Offering, shall be deemed to be incorporated by reference in this short form prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this short form prospectus, except as so modified or superseded.

THE COMPANY

Name and Incorporation

The head office of Nevsun is located at 800-1075 West Georgia Street, Vancouver, British Columbia, V6E 3C9 and its registered and records office is located at 1000-840 Howe Street, Vancouver, British Columbia, V6Z 2M1.

The Company was incorporated in British Columbia under the Companies Act (British Columbia) on July 19, 1965, originally under the name of Hogan Mines Ltd. Since inception the Company has undergone four name changes until December 19, 1991 when it adopted the name of Nevsun Resources Ltd.  The Company is now governed by the Business Corporations Act (British Columbia).

Intercorporate Relationships

The following diagram sets forth the organizational structure of Nevsun and its affiliates and associates:

Summary Description of the Company’s Business

The Company is a natural resource company primarily engaged in the acquisition, exploration and development of mineral properties. Currently, the Company’s portfolio is focussed on properties in Africa with gold and base metal (copper and zinc) resources/reserves.

The Company’s material mineral properties include the Tabakoto and Segala properties which are located in Mali, West Africa, and the Bisha property which is located in Eritrea, North-East Africa. Certain less significant exploration properties are located in Mali, Ghana and Eritrea.

The Company’s exploration license for the Bisha property expires on May 14, 2006 prior to which time an extension will be applied for by the Company.

Funding of the Company’s operations, together with significant mineral discoveries in Eritrea, have had a significant impact on the level of activity during this period.  In 2002 and 2003 a series of equity issues raised substantial funds aggregating to allow the advancement of the Company’s projects in Mali and Eritrea.  The following is a summary of the current activity in the Company’s main properties:

Mali

During 2004, the Company’s principal activity in Mali was the implementation of the start of the construction of the mine at Tabakoto.  Metallurgical Design and Management (Pty) Ltd. was awarded the contract for Tabakoto in May 2004 and production start is targeted for the beginning of the fourth quarter 2005.  The pre-production costs for the mine build program is now estimated at approximately $45 million to $50 million.

Eritrea

In February 2005, the Company re-commenced drilling at its Bisha high-grade gold, copper and zinc VMS (volcanogenic massive sulphide discovery) and initiated the feasibility study for the Bisha Main deposit.  Since February 2005 the Company has made new discoveries within short distances from the Bisha Main deposit.

Ghana

Anglogold Ashanti Ltd. (“Anglogold”), under an arrangement with the Company, has resumed surface mining of the Kubi property.  The Company currently holds the underground rights to the Kubi property and the surface rights return to the Company in July 2005 under the arrangement with Anglogold.

Further detail on the Company’s properties are contained in the Company’s annual information form which is incorporated herein by reference.

USE OF PROCEEDS

The net proceeds from the Offering to Nevsun, after deducting the Underwriters’ Fee and estimated expenses of the Offering of Cdn $800,000 are expected to be Cdn $9,200,000, assuming no exercise of the Overallotment Option. If the Overallotment Option is exercised in full, the net proceeds to the Company from the Offering, after deducting the Underwriters’ Fee and the estimated expenses of the Offering, are expected to be Cdn $18,600,000.

In the event the Overallotment Option is not exercised, Nevsun intends to spend the net proceeds from the offering on exploration and development on its mineral properties in Eritrea and Mali, including metallurgical and environmental work for the Bisha project feasibility study, additional drilling, sampling and geophysical investigation on the Bisha and other properties in Eritrea, development work on its Tabakoto project under construction in Mali and the balance to working capital. In the event that the Overallotment Option is exercised in whole or in part, the amount that will be allocated to exploration and development will be increased accordingly. See “Risk Factors”.

CHANGES TO CONSOLIDATED CAPITALIZATION

There have been no other material changes in the Company’s share or loan capital, on a consolidated basis, since December 31, 2004.

DESCRIPTION OF OFFERED SECURITIES

The Offering consists of 4,000,000 Units (or 8,000,000 Units if the Overallotment Option is exercised in full).  Each Unit is comprised of one Common Share and one half of one Warrant.  The Units will be separable into Common Shares and Warrants immediately following the closing of the Offering.

Common Shares

Holders of Common Shares are entitled to one vote per share at any meeting of the shareholders of the Company, to receive dividends as and when declared by the Board of Directors, and to receive pro rata the remaining property and assets of the Company upon its dissolution or winding-up.  The holders of Common Shares have no pre-emptive, redemption, subscription or conversion rights.  Modifications to the rights, privileges, restrictions and conditions attached to the Common Shares (including the creation of another class of shares that ranks prior to or on a parity with the Common Shares) requires an affirmative vote of  the majority of the votes cast at a meeting of the holders of Common Shares.

Warrants

Each whole Warrant is transferable and entitles the holder (“Warrantholder”) to purchase one Common Share at a price of Cdn $3.25 per share for a period of three years following closing date of the Offering, after which time the Warrants will expire. The Warrants will be issued under an indenture (the “Warrant Indenture”) to be entered into between the Company and Computershare Trust Company of Canada (the “Warrant Agent”) on or before the closing of the Offering. The Company will appoint the principal transfer office of the Warrant Agent in Vancouver as the location at which the Warrants may be surrendered for exercise, transfer or exchange. Under the Warrant Indenture, the Company may, subject to applicable law, purchase in the market, by private contract or otherwise, any of the Warrants then outstanding, and any Warrants so purchased will be cancelled.

The Warrants may not be exercised in the United States or by, or on behalf of, a U.S. person (as defined in Regulation S under the U.S. Securities Act) unless an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available to the holder and the holder has furnished an opinion of counsel of recognized standing in form and substance reasonable satisfactory to the Company to such effect; provided, however, that an accredited investor (as defined in Regulation D under the U.S. Securities Act) that purchases Units from the Company in the United States private placement of Units, for its own account or for the account of another accredited investor (a “beneficial purchaser”), will not be required to deliver an opinion of counsel in connection with its exercise of the Warrants comprised in such Units on its own behalf, or on behalf of such beneficial purchaser (if any), at a time when it, and such beneficial purchaser (if any), are accredited investors.

The Warrant Indenture will provide for adjustment in the number of Common Shares issuable upon the exercise of the Warrants and/or the exercise price per Common Share upon the occurrence of certain events, including:

(i)

the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares by way of a stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the Warrant Indenture, or a distribution of Common Shares upon the exercise of any outstanding warrants or options);

(ii)

the subdivision, redivision or change of the Common Shares into a greater number of shares;

(iii)

the consolidation, reduction or combination of the Common Shares into a lesser number of shares;

(iv)

the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase common shares, or securities exchangeable for or convertible into common shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Warrant Indenture, for the Common Shares on such record date; and

(v)

the issuance or distribution to all or substantially all of the holders of the Common Shares of securities of the Company including rights, options or warrants to acquire shares of any class or securities exchangeable or convertible into any such shares or property or assets and including evidences of indebtedness, or any property or other assets.

The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events:

(i)

reclassifications of the Common Shares;

(ii)

consolidations, amalgamations, arrangements or mergers of the Company with or into any other corporation or other entity (other than consolidations, amalgamations, arrangements or mergers which do not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares); or

(iii)

the transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity.

No adjustment in the exercise price or the number of Common Shares purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of at least 1% in the exercise price or a change in the number of Common Shares purchasable upon exercise by at least one one-hundredth of a Common Share, as the case may be.

The Company will covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to Warrantholders of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Common Shares issuable upon exercise of the Warrants, at least 10 business days prior to the record date or effective date, as the case may be, of such event.

No fractional Common Shares will be issuable upon the exercise of any Warrants. Warrantholders will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

The Warrant Indenture will provide that, from time to time, the Company and the Warrant Agent, without the consent of the Warrantholders, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not prejudice the rights of any Warrrantholder. Any amendment or supplement to the Warrant Indenture that would prejudice the interests of the Warrantholders may only be made by “extraordinary resolution”, which will be defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the Warrantholders at which there are Warrantholders present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants (unless such meeting is adjourned to a prescribed later date due to a lack of quorum, at which adjourned meeting the Warrantholders present in person or by proxy shall form a quorum) and passed by the affirmative vote of Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants represented at such meeting and voted on the poll upon such resolution, or (2) adopted by an instrument in writing signed by the Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants.

The foregoing summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture in the form to be agreed upon by the parties.

DESCRIPTION OF SHARE CAPITAL

Nevsun’s authorized share capital consists of 250,000,000 Common Shares without par value.  As at the date hereof, the Company has 76,868,822 Common Shares issued and outstanding.

DIVIDEND POLICY

To date the Company has not paid any dividends.  Any future determination to pay dividends will be at the discretion of the directors of the Company.

RISK FACTORS

Investors should consider carefully the following risks and other information included or incorporated by reference in this short form prospectus and the Company’s historical consolidated financial statements and related notes. The operations of the Company are highly speculative due to the high-risk nature of its business, which is the acquisition, financing, exploration and development of mining properties. The risks below are not the only ones facing the Company. Additional risks not currently known to the Company, or that the Company currently deems immaterial, may also impair the Company’s operations. If any of the following risks actually occur, the Company’s business, financial condition and operating results could be adversely affected. As a result, the trading price of the Company’s Common Shares could decline and investors could lose part or all of their investment.

Exploration risk. Exploration for mineral deposits involves significant risk that even a combination of careful evaluation, experience and knowledge may not eliminate.  It is impossible to ensure that the Company’s exploration programs will establish economically recoverable reserves.

Development risk. Mineral property development is a speculative business and involves a high degree of risk.  The marketability of natural resources that may be acquired or discovered by the Company will be affected by numerous factors beyond its control.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Infrastructure risk.  Mining, processing, development and exploration activities depend, to some degree, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants which affect capital and operating costs.  Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Company’s operations, financial condition and results of operations.

Commodity price risk. The price of gold and other metals can and has experienced volatile and significant price movements over short periods of time, and is affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations (specifically, the U.S. dollar relative to other currencies), interest rates, global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.  The supply of and demand for metals are affected by various factors, including political events, economic conditions and production costs, and governmental policies.

Reserve and resource estimate risk.  The figures for reserves and resources presented herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized.  Market fluctuations in the price of mineral commodities or increases in the costs to recover minerals may render the mining of ore reserves uneconomical and require the Company to take a write-down of the asset or to discontinue development or production.  Moreover, short-term operating factors relating to the reserves, such as the need for orderly development of the ore body or the processing of new or different ore grades, may cause a mining operation to be unprofitable in any particular accounting period.

Proven and probable reserves were calculated based upon a gold price of $325 per ounce and measured and indicated resources were calculated based upon a gold price of $325 per ounce.  Prolonged declines in the market price of gold may render reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could reduce materially the Company’s reserves and resources.  Should such reductions occur, material write downs of the Company’s investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow.

There are numerous uncertainties inherent in estimating quantities of mineral reserves and resources.  The estimates in this short form prospectus are based on various assumptions relating to metal prices and exchange rates during the expected life of production, mineralization of the area to be mined, the projected cost of mining, and the results of additional planned development work.  Actual future production rates and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures and recovery rates may vary substantially from those assumed in the estimates.  Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in material downward or upward revision of current estimates.

Operating risk. Mining operations generally involve a high degree of risk.  Hazards such as unusual or unexpected formations and other conditions are involved.  The Company may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or against which it may elect not to insure.  The payment of such liabilities may have a material, adverse effect on the Company’s financial position.

Ownership risk. There is no guarantee that title to the properties in which the Company has an interest will not be challenged or impugned.  These properties may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects. There is no guarantee that any of the prospecting licences or exploration permits granted in connection with the properties will be renewed upon their normal expiry. If the Company fails to meet its contractual obligations with respect to a property, it may lose its rights or interests in the particular property.

Political risk. The properties are located in Mali, Eritrea and Ghana and may be subject to sovereign risks, including political and economic instability, government regulations relating to mining, military repression, currency fluctuations and inflation, all or any of which may impede the Company’s activities in those countries or may result in the impairment or loss of part or all of the Company’s interest in one or all of the properties.

The Company temporarily withdrew from active operations in Eritrea from mid-2000 to mid-2002 as a result of a border conflict between Ethiopia and Eritrea.

Although it appears to be an isolated incident, in April 2003 a geologist engaged by the Company was killed while carrying out mapping activities near the Bisha property.  The government of Eritrea considered this to be an act of terrorism.  The government has increased security around the Company’s operations but acts of violence could re-occur.

In September 2004 a temporary stop work order for all mineral exploration in the country was issued by the government of Eritrea.  In January 2005 the order was lifted and the Company was requested to re-commence operations with full government support.  There can be no assurance that similar stop work orders, or other government regulations having similar effect, will not be issued in the future.

Funding risk. Additional future funds may be required for further exploration programs, or if such exploration programs are successful, for the development of economic ore bodies and the placing of them in commercial production. Historically, the only sources for such funds has been the sale of equity capital and limited debt.  There is no assurance that sources of financing will be available on acceptable terms or at all.

Share price risk.  The market price of a publicly traded stock, particularly a junior resource issuer like the Company, is affected by many variables not directly related to the success of the Company, including the market for all junior resource sector shares, the breadth of the public market for the stock, and the attractiveness of alternative investment.  The affect of these and other factors on the market price of the Common Shares on the exchanges in which the Company trades suggests that the Company’s shares will be volatile.  The Company’s shares have traded in a range between Cdn $0.12 and Cdn $9.25 in the last three fiscal years.

Foreign operation risk.  The Company conducts operations through foreign subsidiaries with operations in Barbados, Mali, Eritrea and Ghana, and substantially all of its assets are held in such entities.  Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict the Company’s ability to fund its operations efficiently.  Any such limitations, or the perception that such limitations may exist now or in the future, could have an adverse impact on the Company’s valuation and stock price.

Currency risk. At present all of the Company’s activities are carried on outside of Canada.  Accordingly, it is subject to risks associated with fluctuations of the rate of exchange of the Canadian dollar and foreign currencies.

Environmental risk. The Company’s operations may be subject to environmental regulations promulgated by the governments in the countries in which it operates from time to time.  Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas that could result in environmental pollution.  A breach of such legislation may result in the imposition of fines and penalties.  In addition, certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner that means standards and enforcement, fines and penalties for non-compliance are more stringent.  Environmental assessments for proposed projects carry a heightened degree of responsibility for companies, directors, officers and employees.  The cost of compliance with changes in government regulations has the potential to reduce the profitability of operations.  The Company intends to fully comply with all environmental regulations in the countries in which the Company has operations and comply with prudent international standards.

Key executive risk.  The Company is dependent on the services of key executives, including its President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel.  Due to the relatively small size of the Company, the loss of these persons or the Company’s inability to attract and retain additional highly skilled employees may adversely affect its business and future operations.

Competition risk.  The mineral exploration and mining business is competitive in all of its phases.  The Company competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources than the Company, in the search for and the acquisition of attractive mineral properties.  The ability of the Company to acquire properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable properties for mineral exploration or development.  There is no assurance that the Company will continue to be able to compete successfully with its competitors in acquiring such properties or prospects on terms it considers acceptable, if at all.

PLAN OF DISTRIBUTION

Pursuant to an underwriting agreement (the “Underwriting Agreement”) dated June 23, 2005 entered into between Nevsun and the Underwriters, Nevsun agreed to sell, and the Underwriters have each severally agreed to purchase, as principal, 4,000,000 Units at a price of Cdn $2.50 per Unit on the terms and subject to the conditions contained therein against delivery of the certificates representing the Common Shares and Warrants. The Shares and the Warrants underlying the Units are hereby qualified under this Prospectus.  The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion based upon the occurrence of certain stated events.  The Underwriters are, however, obligated to take up and pay for all of the Units if any of the Units are purchased under the Underwriting Agreement.

The Underwriting Agreement provides that Nevsun will pay the Underwriters a fee of Cdn $0.15 per Unit sold. The Offering Price of the Units was determined by negotiation between Nevsun and the Underwriters.

Nevsun has granted the Underwriters the Overallotment Option, exercisable in whole or in part at the sole discretion of the Underwriters until 48 hours before the closing of the Offering, enabling them to purchase the Additional Units at the Offering Price. If the Overallotment Option is exercised in full the price to the public, the Underwriters’ Fee and the net proceeds to Nevsun will be Cdn $20,000,000, Cdn $1,200,000 and Cdn $18,800,000, respectively. Nevsun will pay to the Underwriters a fee of Cdn $0.15 per Additional Unit. This prospectus also qualifies the grant of the Overallotment Option, the distribution of the Additional Units and the Shares and Warrants underlying the Additional Units.

In the Underwriting Agreement, Nevsun has agreed to indemnify the Underwriters and their respective directors, officers, employees and Underwriters in respect of certain liabilities, including liabilities under applicable securities legislation, and expenses or will contribute to payments that the Underwriters and their directors, officers, employees and Underwriters may be required to make in respect thereof.

The TSX has conditionally approved the listing of the Common Shares and the Warrants.  The Company has also applied to list the Common Shares on AMEX.    Listing of the Warrants on the TSX is subject to meeting distribution requirements.  Listing of the Common Shares is subject to the Company fulfilling all of the requirements of the TSX and AMEX on or before the closing date of the Offering.

Pursuant to policy statements of the Ontario Securities Commission, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions, including (i) a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market-making activities; and (ii) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of such securities. In connection with this Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at a level other than that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

This short form prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Units in the United States.  The Units have not been and will not be registered under the U.S. Securities Act or any state securities laws and, subject to certain exceptions, may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. person (as defined in Regulation S under the U.S. Securities Act).  The Underwriting Agreement provides that the Underwriters may offer certain of the Units through their U.S. registered broker-dealer affiliates, for sale by the Company, to accredited investors (as defined in Regulation D under the U.S. Securities Act) that are in the United States or are U.S. persons in compliance with the exemption from registration provided by Rule 506 of Regulation D under the U.S. Securities Act and exemptions from registration under applicable state securities laws.  The Underwriters have agreed that, except for such offers and sales, all offers and sales of the Units will be made outside the United States in compliance with Rule 903 of Regulation S under the U.S. Securities Act.  In addition, until 40 days after the commencement of this Offering, any offer or sale of the Common Shares, Warrants or Warrant Shares within the United States by a dealer (whether or not participating in this Offering) may violate the registration requirements of the U.S. Securities Act if such offer or sale is made otherwise than in accordance with an exemption from such registration requirements.

The Company has agreed that it will not sell, issue or announce the issuance of, or enter into any agreement to sell or issue, any securities of the Company, without the prior consent of Canaccord Capital Corporation, such consent not to be unreasonably withheld, for a period of 90 days following the closing of the Offering, other than: (a) pursuant to the Offering; (b) the issuance of securities on the exercise of outstanding rights or agreements, including options, warrants and other convertible securities and any rights which have been granted or issued, subject to any necessary regulatory approval; (c) the grant of options pursuant to and in accordance with the Company’s stock option plan.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Miller Thomson LLP, counsel to Nevsun, and Blake Cassels & Graydon LLP, counsel to the Underwriters, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations applicable to an individual who is a purchaser of Common Shares and Warrants comprising the Units pursuant to this Offering. This summary is applicable only to a purchaser who, at all relevant times, is resident in Canada, deals at arm’s length and is not affiliated with Nevsun, and who will acquire and hold such Common Shares and Warrants as capital property (a “Holder”), all within the meaning of and for the purposes of the Tax Act. Any Common Shares and Warrants will generally be considered to be capital property of a Holder unless the Holder holds such securities in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Holders whose Common Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have the Common Shares and every other “Canadian security” (as defined by the Tax Act), which would not include the Warrants, owned by such Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is based upon the current provisions of the Tax Act and the Regulations, specific proposals to amend the Tax Act and the Regulations (the “Tax Proposals”) which have been publicly announced by or on behalf the Minister of Finance (Canada) prior to the date hereof, and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”).  This summary assumes that the Tax Proposals will be enacted in the form currently proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein.  No assurances can be given that such Tax Proposals will be enacted as currently proposed or at all, or that legislative, judicial or administrative changes will not modify or change the consequences described herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Common Shares and Warrants.  The following description of income tax matters is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder.  Holders are urged to consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

Allocation of Purchase Price

A Holder will be required to allocate the purchase price of each Unit between the Common Share and the one-half of one Warrant on a reasonable basis in order to determine their respective costs for purposes of the Tax Act.  Nevsun allocates Cdn $0.001 to the Warrant and allocates the balance of the Unit’s cost to Common Shares.  This allocation is not binding. Nevsun cautions that others, including without limitation, the Canada Revenue Agency, may regard a different allocation as correct.

The adjusted cost base to a Holder of a Common Share acquired hereunder will be determined by averaging the cost of that Common Share with the adjusted cost base (determined immediately before the acquisition of the Common Share) of all other Common Shares held as capital property at the time of acquisition by the Holder.

Exercise or Expiry of Warrants

A Holder will not realize a gain or loss upon the exercise of a Warrant. The Holder’s cost of Warrant Shares acquired by exercising Warrants will be equal to the aggregate of the Holder’s adjusted cost base of the Warrants exercised plus the exercise price paid for the Warrant Shares. The Holder’s adjusted cost base of the Warrant Shares so acquired will be determined by averaging the cost of those Warrant Shares with the adjusted cost base (determined immediately before the acquisition of the Warrant Shares) of all other Common Shares held as capital property by such Holder at the time of acquisition.

In the event of the expiry of an unexercised Warrant, the Holder will realize a capital loss equal to the Holder’s adjusted cost base of such Warrant as discussed below.

Disposition of Common Shares and Warrants

A Holder who disposes of or is deemed to have disposed of a Common Share or a Warrant (other than a disposition arising on the exercise or expiry of a Warrant) will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Common Share or the Warrant exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Share or Warrant, as the case may be, and any reasonable expenses associated with the disposition.

One-half of any capital gain (a “taxable capital gain”) must be included in the Holder’s income and taxed at ordinary marginal rates.  One-half of any capital loss may be used to offset taxable capital gains incurred by the Holder in the year, in any of the three prior years or in any subsequent year in the circumstances and to the extent provided in the Tax Act.

Capital gains realized by an individual may result in the individual incurring a liability to pay alternative minimum tax under the Tax Act.

Taxation of Dividends Received by Holders of Common Shares

A Holder of Common Shares will be subject to the normal treatment under the Tax Act applicable to taxable dividends received from a taxable Canadian corporation.  A Holder must “gross up” the amount of any taxable dividend received by one-quarter.  The individual Holder will receive a dividend tax credit.

INTEREST OF EXPERTS

Legal Matters

Certain legal matters in connection with this offering will be passed upon by Miller Thomson LLP, counsel to the Company, and by Blake Cassels & Graydon LLP, counsel to the Underwriters.  As of the date hereof, the partners and associates of Miller Thomson LLP, as a group, and the partners and associates of Blake Cassels & Graydon LLP, as a group, each own directly or indirectly, less than 1% of the outstanding Common Shares of the Company.

Property Matters

Certain disclosure with respect to the Company’s properties contained herein or in documents incorporated herein by reference is derived from reports prepared by AMEC Americas Limited, Snowden Mining Industry Consultants, Metallurgical Design and Management (Pty) Ltd., and Taiga Consultants Ltd. As at the date hereof, each of such persons owns directly or indirectly, less than 1% of the outstanding shares of the Company.

AUDITOR, TRANSFER AGENT AND REGISTRAR

The auditors of Nevsun are KPMG LLP, Chartered Accountants, of Vancouver, British Columbia. The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal office in Vancouver, British Columbia.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

A- 1

AUDITORS’ CONSENT

The Board of Directors of Nevsun Resources Ltd.

We have read the short form prospectus of Nevsun Resources Ltd. (the “Company”) dated June 23, 2005 relating to the qualification for distribution of units with each unit consisting of one common share and one-half of one share purchase warrant of the Company. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit and cash flows for each of the years then ended. Our report is dated February 24, 2005.

(Signed) KPMG LLP
Chartered Accountants
Vancouver, British Columbia June 23, 2005

B- 1

CERTIFICATE OF NEVSUN RESOURCES LTD.

Dated:

 June 23, 2005

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of British Columbia, Alberta, Manitoba and Ontario.

(Signed) John A. Clarke Chief Executive Officer	(Signed) Clifford T. Davis Chief Financial Officer

On behalf of the Board of Directors

(Signed) Robert Gayton	(Signed) R. Stuart Angus
Director	Director

B- 2

CERTIFICATE OF THE UNDERWRITERS

Dated:  June 23, 2005

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of British Columbia, Alberta, Manitoba and Ontario.

CANACCORD CAPITAL CORPORATION
Per:	(Signed) James M. Brown

FIRST ASSOCIATES INVESTMENTS INC.		HAYWOOD SECURITIES INC.		TD SECURITIES INC.
Per:	(Signed) Rick Vernon	Per:	(Signed) John Willet	Per:	(Signed) Ewan Mason